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                                                                      EXHIBIT 12


              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)




                                                               PREDECESSOR                   FISCAL           FISCAL
                                             -------------------------------------------      YEAR             YEAR
                                                         YEAR ENDED December 31,             ENDED            ENDED
                                             -------------------------------------------   December 28,      January 3,
                                                 1994            1995           1996          1997             1999
                                             --------------  -------------   -----------  -------------   ---------------

Earnings before income taxes and
 fixed charges:
   Income from continuing operations
     before income taxes                             $ 8,540      $ 10,240      $ 6,620       $ (2,748)         $  5,839

Add interest on indebtedness, net                        920         1,470        1,310         12,400            16,906
Add amortization of debt expense                           -             -            -              -               510
Add estimated interest factor
  for rentals                                          1,800         2,733        1,800          5,867             7,442
                                              -------------- -------------   -----------  -------------   ---------------

Earnings before income taxes and
  fixed charges                                      $11,260      $ 14,443      $ 9,730       $ 15,519          $ 30,697
                                              -------------- -------------   -----------  -------------   ---------------



Fixed charges:
  Interest on indebtedness                           $   920      $  1,470      $ 1,310       $ 12,400          $ 16,906
  Amortization of debt expense                             -             -            -              -               510
  Estimated interest factor for rentals                1,800         2,733        1,800          5,867             7,442
                                              -------------- -------------   -----------  -------------   ---------------

                                                     $ 2,720      $  4,203      $ 3,110       $ 18,267          $ 24,858
                                              -------------- -------------   -----------  -------------   ---------------

Ratio of earnings to fixed charges                       4.1           3.4          3.1        (a)                   1.2


(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997